EXHIBIT 99.1


December 20, 2007



Dear Shareholder,

As we approach the end of the year we thought it would be helpful to provide an update on the Company's progress.

Over the last few years we have told you that California, and in particular, Southern California, is facing a looming crisis due to its rapidly diminishing water supply. There is now no doubt that Californians will remember the year 2007 as the year when there was finally widespread agreement as to the magnitude of the water supply crisis.

A combination of ongoing drought, judicial decisions that have significantly and permanently curtailed once firm sources of supply from Northern California, a reallocation of Colorado River supplies, and radical increases in the cost of procuring new or replacement supplies, have finally given California's water supply problems the attention they deserve. Indeed, the state's water supply issue is now so critical that the Governor of California recently called an emergency session of the Legislature to propose a $10+ billion Bond issue to fund possible solutions. His quote below was telling:

     "Whether it's the drought, reduced pumping through the Delta, or our half-empty reservoirs, everyone now can see that we haven't done enough to protect California's water future. `A nation that fails to plan intelligently for the development and protection of its precious waters will be condemned to wither because of its shortsightedness,' Lyndon Johnson once said. I want to make sure that never happens in California." -- GOVERNOR ARNOLD SCHWARZENEGGER, 11/13/07

At the time of this letter the legislature is still debating the exact terms of the proposed Bond measure. In the meantime, several cities in Southern California have declared mandatory reductions in supply to their customers and many more have publicly stated they intend to do so in the early part of the New Year. Other agencies are considering tiered pricing for consumers who wish to continue their previous amount of consumption. Such tiered pricing will allow for some reduction in demand and, importantly, provide the agencies a funding mechanism for which to procure the new, much more expensive sources of supply.

Even with billions of dollars available from the bond measure, it is interesting to note that few, if any, of the alternatives being considered for funding involve new water sources for critical dry years, as the Cadiz Groundwater Storage and Supply Program could offer. The flexibility of the Cadiz Program is what makes it uniquely valuable. As you know, the Cadiz Program is not only a large groundwater storage program, but it also has the capacity to deliver significant amounts of water in dry years. With large municipal water agencies now telling their customers that `dry is the new normal', we believe that the time has arrived to enter into long term storage and supply agreements with agencies whose vision of the future causes them to look beyond existing water supply solutions. In this regard, we are now discussing the type of long term financial arrangements that would allow these agencies the ability to utilize both the groundwater storage aspect of the Program and the dry year supply option, while still protecting the environment and critical resources.

Environmental groups have long favored underground storage as preferable to surface storage. What has kept them from endorsing any specific groundwater storage project has been the lack of any long-term study of the impacts of such projects on the environment. The Cadiz Program, which includes an extensive Groundwater Monitoring and Management Plan, would provide such long-term study and protection of the region's many resources. Indeed, in 2001, the Federal Government convened multiple agencies including the U.S.Geological Survey, the National Parks Service, the County of San Bernardino and the Metropolitan Water District of Southern California and designed the comprehensive Management Plan to assure protection and monitoring of the resources in one of the most extensive areas ever in California. The Federal Government in 2002 issued a press release to accompany the approval of the Management Plan that reiterated its confidence in the Plan's ability to protect the environment:

      "We believe that the (Cadiz) Management Plan, which is based on science and a strong monitoring program, will assure the necessary protection of the natural resources for which we are responsible." -- REBECCA WATSON, ASSISTANT SECRETARY FOR LAND AND MINERALS MANAGEMENT, U.S. DEPARTMENT OF THE INTERIOR, 8/29/02

As we have reported over the last few years, Senator Dianne Feinstein (D-CA) has voiced opposition to the Program based on her concerns about the Program's impact on the local environment. To reiterate her continuing opposition, she has included language in the 2008 Federal Omnibus Appropriations Bill, now being finalized by Congress, to prohibit the U.S. Bureau of Land Management (BLM) from expending any funds in the review of groundwater storage programs in areas managed by BLM's Needles field office. Our Program would appear to be the target of this language as it is located within this jurisdiction. In practical terms, the Bill only covers spending through September 2008 and we do not anticipate filing any new applications with the BLM in that time period. However, we take the Senator's concerns very seriously and we plan to continue to work with the Senator's office to resolve any questions or concerns she may have about the mechanics of the Management Plan or the Program itself in the coming year.

As previously reported during the year, we are continuing to press our claims against the Metropolitan Water District of Southern California for its failure to complete the entitlement work for the Cadiz Program in 2002. A trial on that matter is scheduled to be heard in the spring.

We are also fortunate to be well positioned financially as we enter the New Year. The Company has no short-term debt and more than sufficient cash on hand to actively pursue our goals. We recognize that development of assets of this nature do take a considerable amount of time. However, for all the reasons outlined in this letter we believe the extraordinary value of our asset will soon be realized.

As we approach 2008, we continue to believe that the Company is very well positioned to structure the appropriate and necessary long term arrangements for the Cadiz Program. We believe these arrangements will benefit shareholders while providing an environmentally sound, new source of water supply for the State of California. We look forward to success in these endeavors.

As always, if you have any questions, please contact our Investor
Relations Manager, Courtney Degener, at 213-271-1600. We wish you a happy and healthy holiday season and all the best in 2008.

Sincerely,
Keith Brackpool
Chairman and Chief Executive Officer
Cadiz Inc.